EXHIBIT 10.1

AMENDMENT TO CREDIT AGREEMENT

This Amendment (“Amendment”) to the Credit Agreement (“Agreement”) dated as of September 29, 1997, between Image Investors Co., a Delaware corporation (“Lender”), and Image Entertainment, Inc., a California corporation and its subsidiary (“Borrower”), is entered into as of July 9, 2002.

R E C I T A L S:

WHEREAS, Borrower and Lender entered into the Agreement as of September 29, 1997, pursuant to which Lender loaned Five Million Dollars ($5,000,000) to Borrower, as evidenced by the Convertible Subordinated Promissory Note (“Note”) for $5,000,000 dated of October 29, 1997;

WHEREAS, the parties have agreed to modify the interest rate, extend the term of Note three (3) years to October 1, 2005, and amend certain terms and provisions the Agreement as provided herein;

WHEREAS, the remaining provisions of the Note and Agreement, including without limitation the conversion ratio provided in Subsection 1.7.1 of the Agreement, will remain as stated in the original Note and Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Borrower and Lender agree as follows:

A G R E E M E N T:

1.  Interest Rate.  The term “Interest Rate” as defined in Section A of the Agreement shall be changed, effective as of October 1, 2002, from eight percent (8%) per annum to the lower of the Prime Rate as published in the Wall Street Journal plus five percent (5%) per annum, or twelve percent (12%) per annum.

2.  Termination Date.  The term “Termination Date” as defined in Section A of the Agreement is hereby extended from October 1, 2002 to October 1, 2005.

2.  Interest Payment Date.  The term “Interest Payment Date” as defined in Section A of the Agreement shall be changed, effective as of October 1, 2002, to the first day of each October, January, April and July of each year.

3.  Payment of Principal.  Commencing on October 1, 2002, in addition to the required payment of interest, Borrower will make a quarterly payment of principal in the amount of Two Hundred Fifty Thousand Dollars ($250,000) on each Interest Payment Date through July 1, 2003 ($1,000,000 in aggregate-first year of extension), in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) on each Interest Payment Date from October 1, 2003 through July 1, 2004 ($1,500,000 in aggregate-second year of extension), and in the amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) on each Interest Payment Date from October 1, 2004 through July 1, 2005 ($2,500,000 in aggregate-third year of extension).

4.  Additional Payments.  Borrower will, subject to the approval of Foothill Capital Corporation, pay Lender an amount equal to the lesser of Two Million Five Hundred Thousand Dollars ($2,500,000) or seventy-five percent (75%) of Borrower’s net cash proceeds from the occurrence of either or both of the following transactions: (a) Borrower selling and leasing back that certain real property commonly known as 6650 South Spencer, Las Vegas, Nevada, or (b) each instance of Borrower selling its common stock or other equity securities. Any such payments will be applied to the principal balance of the Note and offset, in reverse order commencing with the final payment, the Debtor’s obligation to make the principal payments provided in Section 3 above.

5.  Preservation of the Agreement.  Except as specifically modified by the terms of this Amendment, all the terms, conditions, provisions, covenants, representations, warranties, and agreements contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers.

LENDER:

IMAGE INVESTORS CO.

By:	/s/ STUART SUBOTNICK

Name:	Stuart Subotnick
Title:	Executive Vice President

BORROWER:

Image Entertainment, Inc.

		By:	/s/ MARTIN W. GREENWALD

		Name:	Martin W. Greenwald
		Title:	President